Exhibit 99.1

Evergreen Energy Statement Regarding NYSE Arca
Listing Standards

Stock to Trade under Symbol EEE.BC

Further Details Released About the Hiring of Judy Tanselle as President

DENVER, November 10, 2011— Evergreen Energy Inc. (NYSE Arca: EEE) was notified by NYSE Arca, Inc. (“NYSE Arca”) that it was not in compliance with the following NYSE Arca continued listing standards:  (i) Rule 5.5(b) - failure to maintain a closing price at or above $3.00 over a 30 consecutive trading day period; (ii) Rule 5.5(b) – failure to maintain a minimum net worth of $4,000,000; and (iii) Rule 5.5(l)(3) - NYSE Arca has concluded that the Company’s financial condition is currently impaired to the degree requiring consideration of a suspension or delisting action.

The Company responded to the NYSE Arca on November 6, 2011 addressing the areas of noncompliance.  On November 8, 2011, the Company received a further letter from NYSE Arca indicating that it planned to initiate delisting procedures for the reasons stated above by holding a meeting on November 29, 2011 to determine whether the Company should remain listed.

Evergreen is exploring alternatives to address these areas of non-compliance.  Pending the exchange’s final determination, the company’s common stock will remain listed on the NYSE Arca exchange under the symbol “EEE,” but will be assigned a “.BC” indicator by the NYSE Arca to show that the company is currently out of compliance with the NYSE Arca’s continued listing standards.

As previously disclosed in the 8-K, in connection with her employment, Judy Tanselle was granted options to purchase 250,000 shares of common stock, the options were fully vested on the date of grant and expire on October 12, 2016. The options are as follows: (i) 100,000 options at an exercise price of $.095, the closing price of our common stock on October 12, 2011 (the “Grant Date Price”); (ii) 75,000 options at exercise price of 150% of Grant Date Price, or $1.43 per option; (iii) 37,500 options at an exercise price of 175% of Grant Date Price, or $1.66 per option; and (iv) 37,500 options at 225% of Grant Date Price, or $2.14 per option.  The equity-based awards granted to Ms. Tanselle were granted pursuant to the employment inducement award exemption provided under the corporate governance listing standards of NYSE Arca.

Evergreen Energy Inc.
Evergreen Energy Inc. offers environmental solutions for energy production and generation industries, primarily through its patented clean coal technology, K-Fuel®. K-Fuel® significantly improves the performance of low-rank sub-bituminous and brown coals and lignite. The process yields higher efficiency levels, which are variable depending on the type of coal processed, by applying heat and pressure to low-rank coals to reduce moisture. For more information, please visit the company’s website at www.evgenergy.com.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission. Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission. Our ability to execute our business plan and develop the K-Fuel® or GreenCert™ technologies and the successful development and operation of our Southern Coal Holdings venture with WPG Resources (“SCH”) may be adversely impacted by unfavorable decisions in pending litigation, the inability of Green Bridge Holdings to make future payments under the terms of the sale of the Landrica Development Company assets and our Ft. Union Plant, the inability to raise sufficient additional capital in a timely manner to pursue the development of the technology or the development and operation of SCH, unsuccessful exploratory activities with respect to the identified SCH coal deposits, the inability to successfully apply the K-Fuel® technology to SCH’s coal deposits, the inability of SCH to obtain regulatory approval for its activities, adverse conditions for the marketing and sale of upgraded coal, the ability to successfully develop and commercialize other applications of the K-Fuel® technology (including the development of an activated carbon product), the ability of the Company to successfully maintain and defend its patents, including the application of such patents to other uses of the K-Fuel® technology, and the ability of the Company to consummate the transaction proposed by Stanhill. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Energy Inc. Contact:
Jimmac Lofton, Investor Relations, 1-720-945-0511
jlofton@evgenergy.com
or
Public Relations Contact:
Daniel Yunger, Kekst & Co., 1-212-521-4879
daniel-yunger@kekst.com